Exhibit 10.1

Associated Banc-Corp
2025 Equity Incentive Plan
Cover Page to the Restricted Stock Award Agreement
(The Restricted Stock Award (“RSA”) Agreement has been delivered simultaneously herewith)

Name of Grantee: PARTICIPANT NAME

Grant Date: GRANT DATE

Purchase Price of Restricted Stock Award Shares: PRICE

Grant Acceptance Process

Step 1: Please read the Restricted Stock Award Agreement below in its entirety and print for your records.

Step 2: After thoroughly reviewing the Restricted Stock Award Agreement, review your individual Award information.

Step 3: Electronically accept your Award via the Online Grant Agreement portal of Fidelity’s website.

Share Information Subject to this Award

Pursuant and subject to the Associated Banc-Corp 2025 Equity Incentive Plan (the “Plan”) and the Restricted Stock Award Agreement delivered to Grantee simultaneously herewith, the Committee has awarded the Grantee named above the following quantity of Restricted Stock Award Shares (“RSAs”) as follows:

RSAs Awarded:	NUMBER OF RSAs GRANTED

IN WITNESS WHEREOF, as of the Grant Date the Company hereby grants to the Grantee the RSAs, subject to the terms and conditions of the Restricted Stock Award Agreement delivered simultaneously to the Grantee herewith and the terms and conditions of the Plan.

ASSOCIATED BANC-CORP

Please electronically accept your grant via the Online Grant Agreement portal of Fidelity’s website.

Failure to do, within 25 days from the Grant Date above, may result in forfeiture of the Restricted Stock Award.

ASSOCIATED BANC-CORP
2025 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement delivered simultaneously with the Cover Page to the Restricted Stock Award Agreement (together, the “Award Agreement”), effective as of the grant date set forth in the Cover Page (the “Grant Date”), is entered into by and between Associated Banc-Corp (the “Company”) and the grantee listed on the Cover Page (the “Grantee”), pursuant to the Associated Banc-Corp 2025 Equity Incentive Plan (the “Plan”), as in effect and as amended from time to time.

WHEREAS, pursuant to the Plan, the Committee has determined that it would be in the best interests of the Company to grant the Restricted Stock Award provided herein to the Grantee;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.	Incorporation by Reference. This Award Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Award Agreement as if they were expressly set forth herein. Any capitalized term not defined in this Award Agreement shall have the same meaning as is ascribed thereto in the Plan. The Grantee hereby acknowledges receipt of a true copy of the Plan and that the Grantee has read the Plan carefully and fully understands its content. In the event of a conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.

2.	Grant of Restricted Stock Shares. Subject to and upon the terms and conditions set forth in this Award Agreement and the Plan, the Committee hereby grants to the Grantee the number of Restricted Stock Award Shares (the “RSAs”) set forth on the Cover Page on the Grant Date and the Grantee hereby accepts the grant of the RSAs, as set forth herein.

3.	Consideration. If the Cover Page lists a Purchase Price, the Grantee shall pay the Company such Purchase Price for each Restricted Share. If the Cover Page does not list a Purchase Price, the grant of the RSAs is made in consideration of the services to be rendered by the Grantee to the Company.

4.	Vesting Schedule. Subject to the provisions of Sections 5 and 6 below, the RSAs shall become unrestricted, fully vested, and non-forfeitable in accordance with the following schedule (the “Vesting Schedule”):

Vesting Date	Vesting Percentage
Prior to [DATE]	0%
[DATE]	25%
[DATE]	50%
[DATE]	75%
[DATE]	100%

5.	Accelerated Vesting. Notwithstanding the Vesting Schedule, any unvested RSAs shall fully vest and all restrictions imposed thereon shall lapse upon the following events:

(a)	The Grantee’s Termination of Service that results from the Grantee’s:

(i)	death;

(ii)	Disability; or

(iii)	Early Retirement or Normal Retirement, but only if the Grantee provides written notice to the Company ninety (90) days in advance of such Early Retirement or Normal Retirement.

(b)	The Grantee’s involuntary Termination of Service (other than due to Cause) during the two-year period immediately following a Change in Control that occurs after the Grant Date.

6.	Forfeiture.

(a)	Termination of Service without Cause. Subject to Section 5(b) above, if the Grantee incurs a Termination of Service for any reason other than the Grantee’s death, Disability, or Early Retirement or Normal Retirement under the circumstances provided in Section 5(a)(iii) above, the Grantee shall immediately forfeit all unvested RSAs without consideration, and such forfeited RSAs shall be cancelled. For the avoidance of doubt, if the Grantee forfeits any Restricted Shares pursuant to this Section 6(a), the Grantee shall not be entitled to any reimbursement or other payment from the Company for any taxes or other costs incurred by the Grantee in connection with the forfeited Restricted Shares.

(b)	Termination of Service with Cause or Breach of Restrictive Covenants. In the event the Grantee (i) incurs a Termination of Service for Cause or (ii) breaches any of the Restrictive Covenants, the Grantee shall immediately forfeit all vested and unvested RSAs without consideration, and such forfeited RSAs shall be cancelled. For the avoidance of doubt, if the Grantee forfeits any Restricted Shares pursuant to this Section 6(b), the Grantee shall not be entitled to any reimbursement or other payment from the Company for any taxes or other costs incurred by the Grantee in connection with the forfeited Restricted Shares.

7.	Change in Control. Upon a Change in Control, the Grantee will have such rights with respect to the RSAs as are provided for in the Plan.

8.	Transfer of RSAs. The Committee shall cause the RSAs to be evidenced by a restricted book entry account with the Company’s transfer agent. The RSAs, and any interest thereon, cannot be directly or indirectly transferred, sold, assigned, encumbered or otherwise disposed until, and to the extent, such RSAs become vested pursuant to Section 4 or Section 5 above, other than by will or by the laws of descent and distribution. Any such RSAs, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged, encumbered, or otherwise hypothecated in any way by the Grantee (or any Beneficiary(ies)) and shall not, prior to vesting, be subject to execution, attachment, or similar legal process. Any attempt to sell, exchange, transfer, assign, pledge, encumber, or otherwise dispose of or hypothecate in any way any of the RSAs, or the levy of any execution, attachment, or similar legal process upon the RSAs, contrary to the terms and provisions of this Award Agreement and the Plan shall be null and void and without legal force or effect. Once the RSAs become vested, the Company shall release the restrictions in the book entry records of its transfer agent.

9.	Restrictive Covenants. In consideration of the RSAs granted hereunder, the Grantee agrees and covenants to be bound by the following provisions provided in this Section 9 (the “Restrictive Covenants”).

(a)	Trade Secrets. The parties hereto acknowledge that the Company has taken and will continue to take actions to protect that information which qualifies as a trade secret under applicable law (a “Trade Secret”). Accordingly, the Grantee agrees that during the term of Grantee’s employment with the Company, and thereafter for so long as such information remains a Trade Secret, Grantee shall not directly or indirectly use or disclose any Trade Secret of the Company. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Grantee is further notified that if Grantee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Grantee may disclose the Company’s Trade Secrets to Grantee’s attorney and use the Trade Secret information in the court proceeding, provided that, Grantee files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.

(b)	Confidential Information. The parties hereto acknowledge that the Company has created and maintains at great expense strategic plans, sales data and sales strategy, methods, products, procedures, processes, techniques, financial information, customer and supplier lists, personal customer data, pricing policies, personnel data and other similar confidential and proprietary information, and has received from its customers certain non-Trade Secret confidential and proprietary information (collectively, the “Confidential Information”). The parties hereto further acknowledge that the Company has taken and will continue to take actions to protect the Confidential Information. Accordingly, the Grantee agrees that during the term of the Grantee’s employment with the Company, and until the sooner of (i) such time as the Confidential Information becomes generally available to the public through no fault of the Grantee or other person under the duty of confidentiality to the Company, (ii) such time as the Confidential Information no longer provides a benefit to the Company, or (iii) two (2) years after the termination of the Grantee’s employment with the Company, the Grantee will not, in any capacity, use or disclose, or cause to be used or disclosed any Confidential Information the Grantee acquired while employed by the Company. The requirements of confidentiality and the limitations on use and disclosure described in this Award Agreement shall not apply to Confidential Information that the Grantee can demonstrate by clear and convincing evidence, at the time of disclosure by the Company to the Grantee, was known to the Grantee as evidenced by the Grantee's contemporaneous written records.

(c)	Preservation of Rights. The parties hereto agree that nothing in this Award Agreement shall be construed to limit or negate the law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

(d)	Return of Company Property. The parties hereto acknowledge that any material (in computerized or written form) that the Grantee obtained in the course of performing the Grantee’s employment duties are the sole and exclusive property of the Company, the Grantee agrees to immediately return any and all records, files, computerized data, documents, confidential or proprietary information, or any other property owned or belonging to the Company in the Grantee’s possession or under the Grantee’s control, without any originals or copies being kept by the Grantee or conveyed to any other person, upon the Grantee’s separation from employment or upon the Company’s request.

(e)	Non-Interference with Customers. For a period of twelve (12) months following the termination of the Grantee’s employment with the Company for any reason, the Grantee will not, directly or indirectly, on behalf of the Grantee or any other person, entity or enterprise, do any of the following:

(i)	solicit business from any person or entity who is an Active Customer (as defined below) and to whom the Grantee has provided products or services during the twelve (12) month period prior to the termination of the Grantee’s employment with the Company (the “Reference Period”) for the purpose of providing competitive products or services similar to those provided by the Grantee during the Reference Period; or

(ii)	request or advise any of the Active Customers, to whom the Grantee provided products or services during the Grantee’s employment with the Company to withdraw, curtail or cancel any of their business relations with the Company.

“Active Customer” shall mean any person or entity that, within the Reference Period, received any products or services supplied by or on behalf of the Company or one of its Subsidiaries.

(f)	Non-interference with Company Employees. For a period of twelve (12) months following the termination of the Grantee’s employment with the Company for any reason, the Grantee will not, directly or indirectly, on behalf of the Grantee or any other person, entity or enterprise: directly or indirectly solicit any Restricted Person (as defined below) to provide services to any Competitive Business (as defined below) in a capacity (i) involving duties substantially similar to those performed by such Restricted Person during such Restricted Person’s employment with the Company or (ii) which is reasonably likely to involve the use or disclosure of Confidential information.

“Restricted Person” shall mean any Company employee who (1) has been entrusted with the Company’s Confidential Information or Trade Secrets in connection with such employee’s employment with the Company and (2) with whom Grantee directly worked at any point during the twelve (12) month period immediately preceding the end, for whatever reason, of Grantee’s employment with the Company.

“Competitive Business” shall mean that aspect of any firm, business, activity or enterprise which competes with the Company in the state in which the Grantee is employed by the Company, and any neighboring state in which the Company conducts business.

(g)	Remedies. Notwithstanding any other provision of this Award Agreement, if the Grantee breaches any provision of this Section 9, any RSAs shall be immediately forfeited to the Company without consideration. In addition, the Company shall be entitled to injunctive and other equitable relief (without the necessity of showing actual monetary damages or of posting any bond or other security): (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach, as well as any other remedies available to the Company, including monetary damages. Upon the Committee’s request, the Grantee shall provide reasonable assurances and evidence of compliance with the Restrictive Covenants. If any court of competent jurisdiction shall deem any provision in this Section 9 too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law. The Restrictive Covenants shall survive the termination of this Award Agreement, the forfeiture of any RSAs, and the Grantee’s Termination of Service for any reason, and the Grantee shall continue to be bound by the terms of this Section 9 as if this Award Agreement was still in effect.

10.	Liability of the Company. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and transfer of any Shares pursuant to this Award Agreement shall relieve the Company of any liability with respect to the non-issuance or transfer of the Shares as to which such approval shall not have been obtained. However, the Company shall use commercially reasonable efforts to obtain all such approvals.

11.	Adjustment in RSAs. This Award of RSAs is subject to adjustment as provided under Section 4.2 of the Plan.

12.	Plan and Agreement Amendment.

(a)	No discontinuation, modification, or amendment of the Plan may, without the written consent of the Grantee, adversely affect the rights of the Grantee under this Award Agreement, except as otherwise provided under the Plan.

(b)	This Award Agreement may be amended as provided under the Plan, but no such amendment shall adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s written consent, unless otherwise permitted by the Plan.

13.	Shareholder Rights. The Grantee shall be entitled to receive any dividends that become payable on or after the Grant Date with respect to the RSAs; provided, however, that no dividends shall be payable (a) with respect to the RSAs on account of record dates occurring prior to the Grant Date and (b) with respect to forfeited RSAs on account of record dates occurring on or after the date of such forfeiture. The Grantee shall be entitled to vote the RSAs on or after the Grant Date to the same extent as would have been applicable to the Grantee if the RSAs had then been vested; provided, however, that the Grantee shall not be entitled to vote (a) the RSAs on account of record dates occurring prior to the Grant Date and (b) with respect to forfeited RSAs on account of record dates occurring on or after the date of such forfeiture.

14.	Employment Rights. This Award Agreement is not a contract of employment, and the terms of employment of the Grantee or other service relationship of the Grantee with the Company or a Subsidiary shall not be affected in any way by this Award Agreement except as specifically provided herein. The execution of this Award Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation of an employment or other relationship with the Company or a Subsidiary, nor shall it interfere with the right of the Company or a Subsidiary to discharge the Grantee and to treat the Grantee without regard to the effect which such treatment might have upon the Grantee as a Grantee.

15.	Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of laws thereof. The parties hereto each submit and consent to the jurisdiction of the courts in the State of Wisconsin, Brown County, in any action brought to enforce or otherwise relating to this Award Agreement.

16.	Compliance with Laws and Regulations. Notwithstanding anything herein to the contrary:

(a)	The issuance of the RSAs and the vesting thereof pursuant to this Award Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto and the Company shall not be obligated to issue any RSAs or lapse the restrictions thereon pursuant to this Award Agreement if such action would violate any such requirements;

(b)	the Company may require, as a condition of such a book entry, and in order to ensure compliance with such laws, regulations and requirements, that the Grantee make whatever covenants, agreements, and representations, or execute whatever documents or instruments, the Company, in its sole discretion, considers necessary or desirable;

(c)	no payment or benefit under this Award Agreement shall be provided to the Grantee if it would violate any applicable Compensation Limitation; and

(d)	notwithstanding anything to the contrary in this Award Agreement, the RSAs (including any proceeds, gains, or other economic benefit actually or constructively received by the Grantee thereof upon the receipt or vesting thereof, or resale of the Shares received pursuant hereto upon or after the RSAs become vested) shall be subject to the provisions of any clawback or recoupment policy adopted by the Board or the Committee, including any such policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules or regulations promulgated and in effect thereunder, or any SEC or securities exchange rule.

17.	Successors and Assigns. Except as otherwise expressly set forth in this Award Agreement, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the succeeding administrators, heirs and legal representatives of the Grantee and the successors and assigns of the Company.

18.	No Limitation on Rights of the Company. This Award Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

19.	Notices. Any communication or electronic notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Grantee, to the address appearing on the records of the Company. Such communication or notice shall be delivered electronically, personally, or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient.

20.	Entire Agreement. This Award Agreement, together with the Plan, constitutes the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

21.	Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

22.	Counterparts. This Award Agreement may be signed (either electronically or by wet signature) in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

23.	Headings. The headings contained in this Award Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Award Agreement.

24.	Severability. If any provision of this Award Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Award Agreement shall be construed as if such invalid or unenforceable provision were omitted.

25.	Withholding. The Committee shall have the right to require the Grantee to remit to the Company, using any method provided in Section 13.1 of the Plan, an amount sufficient to satisfy any federal, state, and local withholding tax requirements attributable to the Award. Alternatively, the Company shall have the right to withhold from any payment required to be made in settlement of the Award (whether such settlement is in cash, in Shares, or in a combination thereof) an amount sufficient to satisfy such federal, state, and local withholding tax requirements, as provided in Section 13.1 of the Plan.

26.	Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a "Section 83(b) Election") with respect to the RSAs. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service in accordance with Section 13.2 of the Plan. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

27.	Tax Consequences. The Grantee acknowledges and agrees that the Grantee is responsible for all taxes and tax consequences with respect to the grant of the RSAs or the lapse of restrictions otherwise imposed by this Award Agreement. The Grantee further acknowledges that it is the Grantee’s responsibility to obtain any advice that the Grantee deems necessary or appropriate with respect to any and all tax matters that may exist as a result of the grant of the RSAs or the lapse of restrictions otherwise imposed by this Award Agreement. Notwithstanding any other provision of this Award Agreement, the RSAs shall not be released to the Grantee unless, as provided in Section 17 of the Plan, the Grantee shall have paid to the Company, or made arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign income or employment taxes required by law to be withheld with respect to the grant of the RSAs or the lapse of restrictions otherwise imposed by this Award Agreement.

28.	Receipt of Plan. The Grantee acknowledges receipt of a copy of the Plan, and represents that the Grantee is familiar with the terms and provisions thereof, and hereby accepts the RSAs subject to all the terms and provisions of this Award Agreement and of the Plan. The Shares are granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the RSAs shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Award Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

29.	Condition to Accept Agreement. This Award Agreement shall be null and void unless the Grantee accepts this Award Agreement via the Online Grant Agreement portal of Fidelity’s website, indicating Grantee’s acceptance of these RSAs pursuant to the terms and conditions of this Award Agreement, on or before the date listed at the end of the Cover Page. By accepting this Award Agreement via the Online Grant Agreement portal of Fidelity’s website, Grantee acknowledges and agrees to the terms and conditions of this Restricted Stock Award Agreement, Cover Page, and the Plan, including, but not limited to, the terms of the Restrictive Covenants contained in Section 9 of this Award Agreement.